Exhibit 10.1

CONTRACT MANUFACTURING AGREEMENT

This Contract Manufacturing Agreement (the “Agreement”) is effective as of June 4, 2020 (“Effective Date”) by and between Trans-Lux Corporation, a corporation formed under the laws of the state of Delaware, and its wholly owned subsidiary, Fairplay Corporation, a company incorporated under the laws of Iowa, and having its head office at 135 East 57th Street, 14th Floor, New York, New York 10022 (hereinafter referred to as “Fairplay” and/or “TNLX” as the context may require), and Craftsmen Industries, Inc., a corporation incorporated under the laws of the State of Missouri, and having its office at 3101 Elm Point Industrial Drive, St. Charles, Missouri  63301-4338 (hereinafter referred to as “Craftsmen”)Fairplay and Craftsmen may be individually referred to as a “Party” or collectively as the “Parties”.

WHEREAS:

WHEREAS, TNLX is the Tenant at an industrial facility commonly known as 6110 Aviator Drive , Hazelwood, MO 63042. (the “Facility”) pursuant to a lease dated June 28, 2016 (the “Lease”), a copy of which has been given to Craftsmen; and

WHEREAS, Fairplay, by virtue of being a subsidiary of TNLX, operates its business at the Facility where it manufactures sports scoring solutions ranging from fixed digit displays, indoor and outdoor LED video displays and basketball scorer's tables and scoreboards; and

WHEREAS, Craftsmen is the market leader in design, engineering and production of marketing vehicles, large-format graphics and industrial fabrication and has production facilities in Missouri and Illinois; and

WHEREAS, Craftsmen is familiar with the Goods (as hereinafter defined) to be manufactured at the Facility; and

WHEREAS, Fairplay is desirous of appointing and Craftsmen is desirous of accepting appointment as its contract manufacturer utilizing Fairplay’s plant equipment and machinery fixtures, tools, and other resources located at the Facility, all on the terms and conditions set forth in this Agreement; and

WHEREAS, it is the Parties’ desire to work collaboratively during the Initial Term (as hereinafter defined) to establish procedures, practices, and methodologies to result in the Goods being manufactured in an efficient and cost effective manner.

NOW THEREFORE, in consideration of the foregoing and in consideration of the covenants, warranties and promises set forth below, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1      Whenever used in this Agreement, the following terms shall have the following meanings respectively, unless otherwise specified:

(a)       “Affiliate” of a party means any Person which directly or indirectly controls, is controlled by, or is under common control with, such party; as used herein, the term "control" or “controls” means possession of the power to direct, or cause the direction of the management and policies of such Person,  whether through the ownership of voting securities, by contract, law or otherwise, and the term “controlled” shall have the meaning correlative to the foregoing.

(b)      “Agreement” means this contract manufacturing agreement, the recitals set forth in the preamble herein, and all schedules attached hereto, as well as all amendments, additions, restatements or modifications made hereto and thereto and all other documents incorporated herein or therein by reference, all of which are hereby made an integral part of and will be read as if included within the text of this contract manufacturing agreement;

(c)       “Business Day” means each of Monday, Tuesday, Wednesday, Thursday and Friday, except when any such day occurs on a statutory holiday observed in the State of Missouri.

(d)      “Effective Date” means  June 4, 2020;

(e)      “Intellectual Property” means all,all internet domain names, and all names, trademarks and services marks, logos, processes, production technology, product designs inventions, trade secrets and confidential business information, know-how, financial, marketing and business data, pricing and cost information, business and marketing plans, and all other intellectual property and proprietary rights owned by and exclusively used in or associated with a Party’s business;

(f)        “Person” means any person, individual, firm, association, syndicate, partnership, joint venture, trustee, trust, corporation, division of a corporation, unincorporated organization or other entity or a government agency or political subdivision thereof;

(g)       “Goods” means the (finished goods manufactured by Craftsmen for Fairplay as set forth more specifically in Exhibit “A” attached hereto as the same may be supplemented by the Parties, in their mutual discretion, from time to time;

(h)      “Term” means the term of this Agreement as set forth in Article III comprising the Initial Term and any Renewal Term; and

1.2    The following schedules are incorporated into this Agreement by reference and form an integral part hereof:

                        (a)Exhibit “A”            List of the Goods to be manufactured

                        (b) Exhibit “B”            Timeline for manufacture/order flow

                        (c)  Exhibit “C”           Manufacturing Services and Payment Schedule

                        (d)  Exhibit “D”          Guarantee of Unilumin USA LLC

                        (e)  Exhibit “E”           Security Agreement

It is agreed that the Parties shall update these Exhibits as reasonably needed, but not less often than on a monthly basis, during the Term of this Agreement.

ARTICLE II

 MANUFACTURE AND SUPPLY OF THE GOODS

2.1     Subject to the terms agreed in this Agreement, commencing June 15, 2020, Craftsmen shall manufacture and supply the Good(s) for Fairplay (hereinafter “the “Good” or the “Goods”) as listed in Exhibit “A”.

2.2    Craftsmen shall provide all necessary labor, materials, management expertise, and oversight necessary to manufacture the Goods at Fairplay’s Facility. Fairplay shall provide Craftsmen assistance to the manufacturing process, the technical details as well as the amount of Goods to be produced.

2.3    As soon as practicable after the execution of this Agreement Fairplay shall at its own cost and free of charge disclose to Craftsmen such of its technology, process know how and methodologies as is necessary to enable Craftsmen to manufacture the Goods in accordance with the specifications and drawings as provided by Fairplay.

(a)       Any such disclosure of technology shall be subject to the confidentiality provisions of Article 9, but nothing in this Agreement shall require Fairplay specially to prepare any technology or to engage in any research or development on Craftsmen’s behalf.

(b)      Pursuant to this Agreement, Craftsmen shall not supply the Goods produced at the Facility to any person other than Fairplay without Fairplay’s prior consent and approval.  All goods shall be labeled and identified as Fairplay.  This provision shall be in effect during the Term of this Agreement and for a period of five (5) years after termination for whatever reason.

2.4    Either party may at any time request that the Goods be adapted/amended in order to comply with any applicable safety or other statutory requirements. If the changes induced by such adaptation/amendment materially affect the nature or quality of the Goods, the Parties shall renegotiate in good faith the relevant parameters of this Agreement and any relevant schedule.

2.5     As further consideration for Craftsmen providing the contract manufacturing services to Fairplay, TNLX hereby grants Craftsmen a license to access and operate within the Facility at no additional cost to Craftsmen, such license to be irrevocable during and run coterminous with, the Term of this Agreement.  Upon termination of this Agreement, this license shall automatically terminate as well, subject to Craftsmen continuing to have a reasonable time and access to the Facility as necessary for Craftsmen to remove any assets or property of Craftsmen from the Facility after such termination.

ARTICLE III

TERM

3.1    The initial term of this Agreement shall come into effect on the Effective Date and, unless terminated earlier in accordance with the terms of this Agreement, shall continue in full force and effect until December 31, 2020 (the “Initial Term”).

3.2    Provided the Parties shall have complied with all the terms and conditions hereof, this Agreement shall be automatically renewed at the end of the Initial Term or any Renewal Term, as the case may be, on the same terms and conditions as set forth herein for successive periods of one hundred (180) days (in each case a “Renewal Term”), unless either party shall have provided written notice to the other party that it does not intend to renew this Agreement at least ninety (90) days prior to the expiration of the Initial Term, or any Renewal Term, as the case may be.  The Initial Term and any Renewal Term shall collectively be referred to as the “Term”.

During the Initial Term  of  this Agreement, the Parties agree to negotiate in good faith to establish a longer term Agreement manufacturing and/or supply agreement which may or may not include utilization of the Fairplay Facility. During those discussions and negotiations, Fairplay shall not, on or before October 1 2020 unless neither Party has given its notice to not renew as provided for in section 3.2,  directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person relating to the manufacture of Goods described in this Agreement.

ARTICLE IV

COOPERATION OF THE PARTIES FOR IMPROVEMENTS

AND MODIFICATIONS

4.1    Fairplay and Craftsmen shall meet periodically to review any matters likely to be relevant in relation to the manufacture, sale, use or development of the Goods or other products to be potentially manufactured at the Facility.

4.2   Without limiting the general scope of Article 4.1:

(a)       Fairplay shall provide Craftsmen with details of any Improvement belonging to Fairplay which it wishes to be incorporated into the Goods or any other modification which it wishes to be made to the Goods from time to time; and

(b)      Craftsmen shall provide Fairplay with details of any Improvement which is made, developed or acquired by Craftsmen from time to time.

4.3         An “Improvement” as referred to in this section means any development, enhancement or derivative of the Good, or its design or manufacturing process, which would make the Good cheaper, more effective, more useful or more valuable, or would in any other way render the Good preferable in commerce.

4.4         The title to and all Intellectual Property rights in respect of any Improvement made, developed or acquired by either Party, to the extent developed at the Facility while manufacturing Goods under this Agreement, shall belong to Fairplay.  Provided, however, that Fairplay and Craftsmen may use any Improvements which are made, developed, or acquired by either party, and any applicable Intellectual Property of either party, for their own purposes in their own respective business by way of a perpetual, non-exclusive, royalty free license hereby granted.

4.5         Craftsmen shall not unreasonably withhold its consent to the incorporation into the Goods of any Improvement belonging to Fairplay or any other modification to the Goods referred to in Article 4.2(a), or of any Improvement belonging to Craftsmen referred to in Articles 4.2(b) and 4.4.

4.6         To the extent necessary, the incorporation of any Improvement or any other modification to the Goods, which is agreed between Fairplay and Craftsmen, shall be recorded in writing in Exhibit “A” as an amendment to the contractually agreed specification of the Goods.

ARTICLE V

FAIRPLAY EXPENSES

5.1    Fairplay shall provide at its cost and expense the current equipment, onsite raw materials and  inventory, certain identified personnel and shall pay the rent, utilities, and insurance maintained by it at the Facility.

5.2     Fairplay will be responsible for all of its information technology expenses including hardware, software, subscriptions and telecommunication until time which Craftsmen advises that it no longer needs these systems for its purposes of supporting Fairplay or Craftsmen.  After such notification, Fairplay is free to liquidate those systems and expenses if and how it sees fit.

ARTICLE VI

PAYMENT, GUARANTY AND SUBORDINATE LIEN

6.1    Subject to and in accordance with the terms and conditions hereof, Craftsmen agrees to provide manufacturing and production support and services to Fairplay, and Fairplay agrees to buy from Craftsmen, the manufacturing and production support and services set forth in Exhibit “C” hereto.   The Parties consent to Craftsmen hiring current or prior employees of Fairplay for purposes of providing the labor necessary for Craftsmen to perform a portion of the manufacturing and production support and services hereunder.

6.2    (a) Payment shall be made by Fairplay within thirty (30) days from the invoice date.

  (b) Craftsmen agrees to invoice Fairplay at the end of each month commencing after July 1, 2020 and monthly thereafter.

  (c)    Fairplay will pay interest on overdue accounts at a rate of twelve percent (12%) per annum.

6.3     Fairplay and/or TNLX shall continue to pay during the term of this Agreement the costs and expenses set forth on Schedule “C” hereto.

6.4     All payments owed to Craftsmen by Fairplay and/or TNLX under this Agreement (including all labor applied to Fairplay Goods, and all fixed fees owed to Craftsmen as well as materials purchased for production of the Goods) shall be (a) guaranteed by Unilumin USA (“Unilumin”) pursuant to the terms of a Corporate Guaranty in a form and substance mutually satisfactory to Unilumin and the Parties hereto, and (b) secured by a security interest granted by Fairplay to Craftsmen in the raw material inventory utilized by Craftsmen in manufacturing the Goods (whether sourced by Fairplay and/or TNLX or Craftsmen on behalf of such Parties), all finished Goods, all accounts receivable generated from the sales of Goods to customers of Fairplay and all proceeds collected therefrom, pursuant to the terms of a Security Agreement in a form and substance mutually satisfactory to the Parties hereto.

6.5  The Craftsmen lien shall be subordinate to the lien of MidCap Business Credit, LLC pursuant to a Loan and Security Agreement by and among MidCap Business Credit LLC, a Texas limited liability company, Trans-Lux Corporation, and Fairplay Corporation dated September 16, 2019.

ARTICLE VII

QUALITY AND CHANGES IN PRODUCT

7.1    Craftsmen guarantees that its contract manufacturing services under this Agreement shall be performed in a professional and workmanlike manner using sound principles in its performance of services hereunder.  Fairplay shall be responsible for any diminishment in the quality of the Goods, whether caused by lack of quality of the materials used to manufacture the Goods (so long as Craftsmen continues to utilize the materials from Fairplay’s current supply source), inadequate design of the Goods, improper transport or storage of such Goods or for any other reason whatsoever. Craftsmen will use commercially reasonable efforts to meet the delivery schedules set forth on Exhibit B.

7.2    Notwithstanding anything to the contrary in this Agreement, Craftsmen shall not, except in respect of death or personal injury caused by the negligence of Craftsmen, be liable to Fairplay for any loss of profit or any indirect, special or consequential loss or damage, costs, expenses or other claims (whether occasioned by the negligence of Craftsmen or its employees or agents or otherwise) arising out of or in connection with the manufacture or supply of the Goods (including any delay in supplying or any failure to supply the Goods in accordance with this Agreement or at all), their use or resale by Fairplay or their use by any customer of Fairplay, and the total liability of Craftsmen for any other loss, damage, costs, expenses or other claims which so arise shall not exceed the price of the Goods in question.

ARTICLE VIII

ADDITIONAL OBLIGATIONS OF CRAFTSMEN

8.1    During the currency of this Agreement, in addition to any other obligations set forth herein, Craftsmen shall:

(a)       use its commercially reasonable efforts consistent with its current practices in the performance of its obligations under this Agreement, including without limitation, in respect to the manufacturing of the Goods;

(b)      commit and adhere to the highest standards of operation, consistent with the standards, as required, utilized by Craftsmen at its own manufacturing facilities; and

(c)       comply with and cause any sub-contractors or other Persons appointed by it to comply with all applicable laws, rules, regulations and/or guidelines relating to the manufacturing, use, storage, handling, transportation, distribution, sale, transfer and/or disposal of the Goods, as well as with the terms and conditions of this Agreement.

ARTICLE IX

 BUSINESS REVIEWS; CRAFTSMEN INCENTIVES

9.1    Craftsmen and Fairplay agree to meet monthly or as otherwise specified below or agreed upon by both parties, to discuss the state of business and to review business performance issues and improvement initiatives.  For purposes of clarification, the discussions between the Parties pursuant to this Article IX shall not modify or amend this Agreement unless a formal written amendment is executed by all Parties in accordance with Section 17.3.  The items to be reviewed include, but are not limited to, the following:

(a)          Fairplay Business Trends - Fairplay agrees to review their business initiatives and any significant changes that may affect the relationship between Fairplay and Craftsmen. In addition, Fairplay will present business trends and performance to Forecast so that Craftsmen can better serve the current Fairplay requirements. Nothing herein will obligate either party to disclose any information regarding such party’s business and any such disclosures so made shall be made in the disclosing party’s sole discretion.

(b)      Cost Savings Initiatives - Craftsmen and Fairplay agree to review initiatives to reduce manufacturing cost for the Goods.

(c)      Physical Inventory Review - Craftsmen and Fairplay agree to review inventory and other reporting requirements set forth herein and Craftsmen’ Assembly handling and inventory procedures.

(d)     Delivery Performance - Craftsmen and Fairplay agree to measure, review and discuss delivery performance for all Goods. Both parties agree to measure actual delivery dates as compared to Fairplay requested delivery dates and to Craftsmen’ expected delivery dates.

(e)      Payment Performance - Craftsmen and Fairplay agree to review any issues that are preventing payment within the agreed upon payment terms, if any.

9.2    Craftsmen Incentives:  Fairplay will provide target costing for all Goods based on the mutually agreed estimates.  Craftsmen will be awarded half of the savings created when the actual production costs (materials, fully burdened labor, manufacturing overhead, engineering and project management costs calculated in accordance with generally accepted accounting principles) are less than the estimated costs.  The other half of this savings accrues to Fairplay.  Fairplay will pay Craftsmen its share of cost savings due under this Section on a quarterly basis not later than the 60th_ day of each  quarter following the period in which the savings were recognized. In the event any mutually agreed upon estimates are exceeded in any one quarter, then that excess will be taken into account in the calculation(s) for the next succeeding quarter.

ARTICLE X

REPRESENTATIONS AND WARRANTIES

10.1   Craftsmen represents and warrants to Fairplay, acknowledging that Fairplay is relying upon such representations and warranties in connection with its entering into this Agreement, as follows:

(a)    Craftsmen is a valid subsisting corporation incorporated pursuant to the laws of Missouri;

(b)      Craftsmen has all requisite power and authority to execute and deliver this Agreement and has all necessary power and authority to perform the obligations of Craftsmen as set out herein;

(c)       the entering into of this Agreement will not result in the violation of any of the terms and provisions of any agreement, written or oral, to which Craftsmen may be a party;

(d)      the execution and delivery of this Agreement has been duly authorized by all necessary action on the part of Craftsmen and this Agreement, when duly executed and delivered by Craftsmen, will constitute a legal and binding obligation of Craftsmen enforceable in accordance with its terms; and

(e)       the performance by Craftsmen of all its obligations hereunder will be conducted in compliance with all applicable laws, rules, regulations, OSHA standards, health and safety requirements, and in compliance with all terms under the Lease.

10.2   Fairplay and TNLX each represents and warrants to Craftsmen, acknowledging that Craftsmen is relying upon such representations and warranties in connection with its entering into this Agreement, as follows:

(a)   Fairplay is a valid subsisting corporation incorporated pursuant to the laws of Iowa, and TNLX is a valid subsisting corporation incorporated pursuant to the laws of Delaware;

(b)      Fairplay and TNLX each has all requisite power and authority to execute and deliver this Agreement and has all necessary power and authority to perform the obligations of Fairplay and TNLX as set out herein;

(c)       the entering into of this Agreement will not result in the violation of any of the terms and provisions of any agreement, written or oral, to which Fairplay or TNLX may be a party;]

(d)      the execution and delivery of this Agreement has been duly authorized by all necessary action on the part of Fairplay and TNLX and this Agreement, when duly executed and delivered by Fairplay and TNLX, will constitute a legal and binding obligation of Fairplay and TNLX enforceable in accordance with its terms; and

(e)       the performance by Fairplay and TNLX of all its respective obligations hereunder will be conducted in compliance with all applicable laws, rules, regulations, OSHA standards, health and safety requirements, and in compliance with all terms under the Lease.

ARTICLE XI

INTELLECTUAL PROPERTY

11.1  Fairplay authorizes Craftsmen, for the purposes of exercising its rights and performing its obligations under this Agreement to use the technology disclosed under Article 2.3 and any Intellectual Property of Fairplay in respect of the technology.

11.2  Subject to Article 11.1, Craftsmen shall have no rights in respect of any of the technology disclosed under Article 2.3, any Intellectual Property of Fairplay in respect of it, and Craftsmen shall not use any of that technology or Intellectual Property except for the purposes specified in Article 11.1 and otherwise in accordance with this Agreement.

11.3  Craftsmen shall at the request and expense of Fairplay take all such steps as Fairplay may reasonably require to assist Fairplay in maintaining the validity and enforceability of any Intellectual property referred to in Article 11.2, and shall enter into such formal licenses as Fairplay may reasonably request for this purpose. Craftsmen shall not represent that it has any title in or right of ownership to any of the Intellectual Property or do or suffer to be done any act or thing which may in any way impair the rights of Fairplay in any of the Intellectual Property or bring into question the validity of its registration.

11.4  Craftsmen shall promptly and fully notify Fairplay of any actual or threatened infringement of any of the Intellectual Property referred to in Article 11.2 which comes to notice to Craftsmen, or which Craftsmen suspects has taken or may take place.

11.5  If any claim is made against Craftsmen that the manufacture of the Goods infringes the Intellectual Property or other rights of any third party, Fairplay shall, except to the extent that the claim is due to the default of Craftsmen, indemnify Craftsmen against all damages or other compensation awarded against Craftsmen in connection with the claim or paid or agreed to be paid by Craftsmen in settlement of the claim and all legal or other expenses incurred by Craftsmen in or about the defense or settlement of the claim. Craftsmen shall notify Fairplay forthwith after becoming aware of the claim, and take all action reasonably requested by Fairplay to avoid, compromise or defend the claim and any proceedings in respect of the claim, subject to Craftsmen being indemnified and secured to its reasonable satisfaction against all costs and expenses which may be incurred in so doing.

ARTICLE XII

TERMINATION

12.1  Notwithstanding any other provision herein, the Parties hereto agree that any Party shall have the right to terminate this Agreement upon written notice to the other Parties (without an opportunity to cure), upon the occurrence of the following events:

(a)       if a decree or order of a court having competent jurisdiction is entered adjudging a Party bankrupt or approving as properly filed a petition seeking or winding up of such Party, including, without limitation, the appointment of a receiver in respect thereto, or ordering for the winding up or liquidation of its affairs, and any such decree or order continues unstayed and in effect for a period of forty-five (45) days;

(b)      if a Party admits in writing its inability to pay its debts as they become due, makes any assignment in bankruptcy, or makes any other assignment for the benefit of creditors;

(c)       if a governmental regulatory order or final judgment or decree in any jurisdiction which materially and adversely affects the ability of a Party to fulfill its obligations to the other Party under this Agreement shall have been made, issued obtained or entered against such Party and such order, judgment or decree shall not have been vacated, discharged or stayed pending appeal within the applicable time period; or

(d)      Craftsmen assigns or attempts to assign this Agreement or any of the rights or obligations hereunder without the prior written consent of Fairplay being given.

12.2     Fairplay may, without prejudice to any other rights, immediately terminate this Agreement by notice to Craftsmen, as a result of any interest in Craftsmen being acquired by any Person engaged in a business that is competitive with the business of Fairplay.

12.3   Furthermore, this Agreement may also be terminated by either Party at any time in the event that the other Party commits a material breach of any provision of this Agreement and such other Party fails to remedy such breach within (a) thirty (30) days after receipt of written notice specifying the breach from the non-defaulting Party if the default relates to the non-payment of any amounts payable to Craftsmen hereunder, or (b) ninety (90) days after receipt of written notice specifying the breach from the non-defaulting Party in all other cases.

12.4 Early termination pursuant the above paragraphs shall not relieve either Party of any obligation arising hereunder prior to such termination.

12.5  Upon termination of this Agreement for any reason whatsoever:

(a)       Craftsmen shall promptly return to Fairplay all confidential information, access to Intellectual Property rights and any other materials and documents given to Craftsmen and relating to this Agreement or otherwise to the business of Fairplay;

(b)      Craftsmen shall cease use of Fairplay’s Intellectual Property and shall thereafter refrain from holding itself out as a contract manufacturer of Fairplay;

(c)       Fairplay shall have the obligation to remit payment of all amounts due Craftsmen within thirty (30) days;

ARTICLE XIII

LIMITATION OF LIABILITY, INDEMNITIES, AND INSURANCE

13.1  Craftsmen hereby agrees to defend, indemnify and hold harmless Fairplay against any liability, losses, damages or costs (including any legal costs) incurred or suffered by Fairplay as a result of any breach, negligent act or omission or willful default on the part of Craftsmen, or its Representatives arising either directly or indirectly from the performance (or nonperformance) by Craftsmen or any of its Representatives of any obligations under this Agreement.

13.2  Fairplay and TNLX hereby agree to defend, indemnify and hold harmless Craftsmen against any liability, losses, damages or costs (including any legal costs) incurred or suffered by Craftsmen as a result of any breach, negligent act or omission or willful default on the part of Fairplay or TNLX, or its Representatives arising either directly or indirectly from the performance (or nonperformance) by Fairplay or TNLX or any of its Representatives of any obligations under this Agreement.

13.3   Neither Party shall be liable to the other Parties for any special, indirect, consequential, punitive or exemplary damages, including for greater certainty any damages on account of the loss of prospective profits on anticipated sales or on account of expenditures, investments, leases or commitments in connection with the business.

13.4   Insurance. The Parties agree at all times to maintain all appropriate liability insurance covering their obligations hereunder and the Goods manufactured by Craftsmen and marketed and sold by Fairplay pursuant to this Agreement at amounts reasonably acceptable to each other. The minimum insurance coverage in effect will be for statutory amounts or Five Million Dollars ($5,000,000.00). The Parties shall not modify any insurance coverage,cancel any insurance coverage or delete the other as an additional insured during the term of this Agreement without the prior written consent of either Party. The Parties agree to cause the other Party to be added as a named insured under their coverage. The availability of insurance coverage shall not otherwise limit or expand any Party’s obligations or liabilities hereunder.

ARTICLE XIV

FORCE MAJEURE

14.1  No failure or omission by Fairplay or Craftsmen in the performance of any obligation under this Agreement shall be deemed a breach of this Agreement or create any liability if the same arises on account of force majeure, which term shall include any event or cause beyond the control of Fairplay or Craftsmen, as the case may be, including but not restricted to acts of God, acts or omissions of any government, or agency thereof, rebellion, insurrection, riot, sabotage, invasion, quarantine, restrictions,  strike,  lock out and transportation embargoes, health emergencies, pandemics, governmental orders, and anything related to CV-19, provided that the party relying on this Section shall forthwith after any such event give written notice to the other party of its inability to perform such obligation and the reasons therefore.  If force majeure continues for a period of more than  three (3) months, without the parties hereto being able to develop an alternative satisfactory arrangement, then either party has the option of immediately terminating this Agreement.

ARTICLE XV

NO ASSUMPTION OF LIABILITIES

15.1  Craftsmen does not and by this Agreement will not assume, and hereby expressly disclaims any assumption of, any Indebtedness, Liabilities or obligations (absolute or contingent) of any kind of Fairplay and/or TNLX, including but not limited to (i) accounts payable, (ii) Indebtedness of Fairplay and/or TNLX for money borrowed, (iii) Taxes of Fairplay or relating to ownership, use or operation of its business, (iv) claims, litigation, Liabilities or obligations arising out of or relating to the operations of Fairplay and/or TNLX, (v) Liabilities or obligations or future employee claims from current or prior Fairplay employees of any kind in respect of any past or present stockholders, directors, officers, employees or consultants of Fairplay and/or TNLX, whether under any contract or agreement, pursuant to any pension plan or employee benefit plan or welfare plan, or otherwise, and/or (vi) any other Liabilities or obligations of or relating to Fairplay and/or TNLX or any of their Affiliates or related entities in any manner whatsoever.

ARTICLE XVI

RELATIONSHIP OF THE PARTIES

16.1  Craftsmen is an independent contractor. Craftsmen and its employees are not employees of Fairplay and/or TNLX and will not be entitled to any employee benefits from Fairplay and/or TNLX. Fairplay and TNLX are independent contractors. Fairplay and/or TNLX and their  employees are not employees of  Craftsmen and will not be entitled to any employee benefits from Craftsmen. Neither Party has the power or authority to enter into any contract or commitment in the name of or on behalf the other Party or bind the other Party in any respect.

ARTICLE XVII

MISCELLANEOUS

17.1  Any notice, request, demand, consent or other communication required or permitted under this Agreement shall be in writing and shall be given by personal delivery (including courier) by prepaid registered or certified mail or by fax (confirmed by mail) addressed to the party for which it is intended at the address below and shall be deemed to be given on the day of delivery or transmission if during normal business hours, or, if after business hours, on the next following Business Day, or if mailed by registered or certified mail, on the day which is seven (7) Business Days after such notice is mailed during normal postal conditions.  In the event of a postal disruption, any notice mailed will be deemed received on the seventh (7th) Business Day following resumption of regular postal service:

(a)      if to Fairplay or Trans-Lux Corporation

                       135 East 57th Street, 14th Floor,

                        New York, New York 10022

Tel:   1-800-243-5544

Email: nickfazio@translux.com

                         With a copy to:

                         Durkin Law, LLC

                         Attention:  Thomas E. Durkin, III, Esq.

                         101 Hudson Street

                         Jersey City, NJ  07305

                         Tel: -201-275-0601

                         Email:  tdurkin3@durkinlawllc.com

(b)      if to Craftsmen:

Craftsmen Industries, Inc.

3101 Elm Point Industrial Drive

St. Charles, MO 63301-4338

Tel:  800.373.3575

Email: msteele@craftsmenind.com

                           With a copy to:

Affinity Law Group, LLC

Attention:  Brad Crandall, Esq.

1610 Des Peres Road · Suite 100 ·

St. Louis, MO 63131

Tel: (314) 872-3333 ·

Email: bcrandall@affinitylawgrp.com

17.2     Either party may change its address for notices and other communications upon notice to the other party in the manner aforesaid.

17.3     Except as otherwise provided herein, this Agreement may not be amended or otherwise modified except in writing signed by all parties.

17.4     The words “hereof”, “herein”, “hereunder” and similar expressions used in any section of this Agreement relate to the whole of this Agreement (including any schedules attached hereto) and not to that section only, unless otherwise expressly provided for or the context clearly indicates to the contrary. Words importing the singular number only will include the plural and vice versa and words importing the masculine gender will include the feminine and neuter genders and vice versa.  The word “including” will mean “including without limitation”.

17.5     This Agreement, including all schedules attached hereto, constitutes the entire agreement and understanding between the parties with respect to all matters herein and supersedes all prior oral or written agreements and understandings between the parties with respect to the subject matter of this Agreement.

17.6     Neither party may sell, transfer, and assign any or all of its rights and obligations arising from this Agreement to any Person without the prior written consent of the other Parties conditioned upon the assignee agreeing in writing to be bound by the covenants and agreements contained herein and so assigned by the assigning Party.  Upon any such assignment and assumption, the assigning Party shall be under no further obligation hereunder with respect to any of the rights and obligations so assigned.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Any attempted assignment in violation of this Section 17.6 shall be void and of not effect.

17.7     The failure by either party at any time to require performance by the other party of any provision of this Agreement shall in no way affect its right to require performance at any time thereafter, and no term or provision of this Agreement is deemed waived and no breach excused unless such waiver or consent is in writing and signed by the party to have so waived or consented.  Any consent by any party to, or waiver of, a breach by the other party, whether expressed or implied, does not constitute a consent to, waiver of, or excuse for, any other different or subsequent breach by such other party of the same or any other provision.

17.8     Time shall be of the essence of this Agreement.

17.9     If any provision of this Agreement shall, to any extent, be held to be invalid or unenforceable, it shall be deemed to be separate and severable from the remaining provisions of this Agreement, which shall remain in full force and effect and be binding as though the invalid or unenforceable provision had not been included.

17.10 Each of the parties hereto covenant and agree to execute and deliver such further and other agreements, assurances, undertakings or documents, cause such meetings to be held, resolutions passed and by-laws enacted, exercise their votes and influence and do and perform and cause to be done and performed any further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement.

17.11 Unless otherwise specifically provided for herein, all monetary amounts referred to herein shall be in lawful currency of the United States of America.

17.12 The division of this Agreement into articles and sections is for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

17.13 This Agreement may be executed in identical duplicate counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument. The delivery by facsimile transmission of an executed counterpart will be deemed to be valid execution and delivery of this Agreement and each party hereto undertakes to provide each other party hereto with a copy of the Agreement bearing original signatures as soon as possible after delivery of the facsimile copy.

ARTICLE XVIII

GOVERNING LAW AND ARBITRATION

18.1 The parties agree that the validity, operation and performance of this Agreement shall be governed by and interpreted in accordance with the laws of Missouri, and the parties do expressly and irrevocably attorn to the jurisdiction of courts of Missouri with respect to any matter or claim, suit, action or proceeding arising under or related to this Agreement.

18.2 Any dispute concerning the subject matter of this Agreement, or the breach, termination, or validity thereof (a “Dispute”) will be settled exclusively in accordance with the procedures set forth herein. The party seeking resolution of a Dispute will first give notice in writing of the Dispute to the other party, setting forth the nature of the Dispute and a concise statement of the issues to be resolved.  If the Dispute has not been resolved through good faith efforts and negotiations of senior officers or representatives of the parties within fifteen (15) days of receipt by the relevant party of the notice of Dispute, such notice will be deemed to be a notice of arbitration and the parties agree to submit the Dispute to a single arbitrator mutually agreeable to both parties.  In the event that the parties cannot agree on a sole arbitrator, the arbitrator will be appointed by a judge on application by either party to the Dispute. All arbitration, proceedings and hearings will be conducted in accordance with the rules of the American Arbitration Association.  All decisions and awards rendered by the arbitrator will be final and binding upon the parties for all questions submitted to such arbitrator and the costs associated with such submission shall be shared equally by the parties involved in the Dispute unless the arbitrator decides otherwise.  The parties waive all rights of appeal therefore to any court or tribunal, and agree that the only recourse by any party to any court will be for the purpose of enforcing an arbitration award.

18.3  In the event of a breach of the terms of this Agreement, the breaching party shall pay the non-breaching party all of its costs and expenses, including reasonable attorney's fees and arbitration costs, incurred in enforcing the terms of this Agreement.

[Signature Page Follows]

            IN WITNESS WHEREOF, the parties have caused this Contract Manufacturing Agreement to be executed as of the day and year first written above.

FAIRPLAY CORPORATION                      CRAFTSMEN INDUSTRIES, INC.

By:  /s/ Nicholas J. Fazio__________             By:  /s/ Mark D. Steele____________

Name:  Nicholas J. Fazio                                 Name:  Mark D. Steele

Title:  Chief Executive Officer                        Title: President & C.E.O.

TRANS-LUX CORPORATION

By:  /s/ Nicholas J. Fazio__________

Name: Nicholas J. Fazio

Title:  Chief Executive Officer

EXHIBIT A

 List of the Goods to be manufactured

EXHIBIT B

Timeline for manufacture/order flow

EXHIBIT C

MANUFACTURING SERVICES

AND PAYMENT SCHEDULE

EXHIBIT D

Corporate Guaranty of Unilumin USA

EXHIBIT E

SECURITY AGREEMENT